EXHIBIT N

REPUBLIC OF TURKEY

PRIME MINISTRY
The Undersecretariat of Treasury
Office of the First Legal Advisor

The Republic of Turkey
Undersecretariat of Treasury
Ankara/TURKEY

February 4, 2003

Re:	The Republic of Turkey Registration Statement No. 333-12954

Ladies and Gentlemen:

         I, First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey, have reviewed the above-referenced Registration Statement (the “Registration Statement”), the Prospectus dated December 7, 2000 (the “Prospectus”), the Prospectus Supplement dated January 30, 2003 (the “Prospectus Supplement”), the Fiscal Agency Agreement dated as of December 15, 1998 (the “Fiscal Agency Agreement”) between the Republic and JPMorgan Chase Bank, and the Underwriting Agreement dated January 30, 2003 (the “Underwriting Agreement”) by and among the Republic, J.P. Morgan Securities Inc. and Salomon Smith Barney Inc. (the “Underwriters”), pursuant to which the Republic has issued and offered for sale 10.50% Notes due January 13, 2008 in the aggregate principal amount of U.S.$350,000,000 (the “Notes”).

         It is my opinion that the Notes have been duly authorized and when duly executed and delivered by the Republic, authenticated in accordance with the Underwriting Agreement and delivered by and paid for in accordance with the terms of the Fiscal Agency Agreement, will constitute valid and legally binding obligations of the Republic under and with respect to the present laws of the Republic.

         I consent to the filing of this opinion as an exhibit to the Annual Report of the Republic of Turkey on Form 18-K Registration Statement and to the use of my name and the making of statements with respect to me which are set forth under the caption “Validity of the Securities” in the Prospectus forming a part of the Registration Statement, and appearing under the caption “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement.

Very truly yours,

/s/ Ismet ÇEBI

Ismet ÇEBI

First Legal Adviser Undersecretariat of Treasury, Prime Ministry The Republic of Turkey